                                                             Exhibit 5.1








                                 May 31, 1995



Albertson's, Inc.
250 Parkcenter Blvd.
Boise, Idaho  83726

     Re:    Albertson's, Inc.
            Registration Statement on Form S-8

Ladies and Gentlemen:

     I am Executive Vice President, Administration and General Counsel of Albertson's, Inc., a Delaware corporation (the "Company"). I have assisted in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") that the Company intends to file with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 10,000,000 shares (the "Shares") of common stock, par value $1.00 per share ("Common Stock"), of Albertson's, Inc. to be issued by the Company under the Albertson's, Inc. 1995 Stock-Based Incentive Plan and 400,000 shares (collectively with the 10,000,000 shares described above, the "Shares") of Common Stock to be issued by the Company under the Albertson's, Inc. 1995 Stock Option Plan for Non-Employee Directors (collectively, the "Plans").

     In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Plans, (ii) the Restated Certificate of Incorporation of the Company and the By-Laws of the Company,
(iii) copies of certain resolutions of the Board of Directors of the Company relating to, among other things, the Shares and the Plans,
(iv) the form of specimen certificate representing the Common Stock and
(v) such other documents, certificates and records as I have considered necessary or appropriate for purposes of this opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     I am admitted to the Bar in the State of Idaho and do not express any opinion as to the laws of any other jurisdiction, except the laws of the State of Delaware, the state of incorporation of the Company, and the laws of the United States of America.

     Based upon and subject to the foregoing, and assuming (i) the valid issuance of options and other stock-based incentives pursuant to the Plans and (ii) the conformity of the certificates representing the Shares to the form of the specimen thereof examined by me and the due execution and delivery of such certificates, I am of the opinion that the Shares, when issued upon exercise of options or other stock-based incentives in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                       Very truly yours,

                                       ALBERTSON'S, INC.

                                       Thomas R. Saldin

                                       Thomas R. Saldin
                                       Executive Vice President,
                                       Administration and General
                                       Counsel

TRS:KOR/kk
REGS-8.DOC